Exhibit 23.8

CONSENT OF PERSON DESIGNATED

TO SERVE ON THE BOARD OF DIRECTORS OF

BRADFORD BANCORP, INC.

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the proxy statement-prospectus constituting part of Bradford Bancorp, Inc.’s Registration Statement on Form S-1 as a person to become a director of  Bradford Bancorp, Inc.

/s/ Nicole N. Glaeser
Nicole N. Glaeser

Dated:    June 11, 2007